Expiration of Hart-Scott-Rodino Act Waiting Period Relating to
Select Medical Corporation’s Proposed Merger with EGL Holding Company

     MECHANICSBURG, PENNSYLVANIA — December 13, 2004 — Select Medical Corporation (NYSE: SEM) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to its planned merger with a wholly-owned subsidiary of EGL Holding Company, has expired.

     In connection with the proposed merger, Welsh, Carson, Anderson & Stowe made an additional HSR Act filing with respect to the formation of EGL Holding Company on November 16, 2004. The 30-day waiting period under the HSR Act applicable to such filing has not yet expired.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 82 long-term acute care hospitals in 25 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com